Exhibit 10.1

SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Second Amendment”) is effective as of September 21, 2021, by and between INOTIV, INC. (formerly known as Bioanalytical Systems, Inc.), an Indiana corporation (the “Borrower”), and FIRST INTERNET BANK OF INDIANA, an Indiana state bank (“Bank”).  The parties agree as follows:

WHEREAS, as of April 30, 2021, the parties hereto entered into a certain Amended and Restated Credit Agreement (as amended, the “Agreement”);

WHEREAS, BAS Evansville, Inc., an Indiana corporation and Subsidiary of Borrower (“BAS Evansville”), is a guarantor of the Obligations of Borrower to Bank under the Agreement.

Dolphin Merger Sub, LLC, an Indiana limited liability company (“Merger Sub LLC”), and Dolphin Mergeco, Inc., a Delaware corporation (“Merger Sub”), each a wholly owned subsidiary of Borrower, desire to merge with and into Envigo RMS Holding Corp., a Delaware corporation (“Envigo”), pursuant to that certain Agreement and Plan of Merger to be dated on or about the date hereof by and among Merger Sub LLC, Merger Sub, Borrower (as Parent), Envigo, and Shareholder Representative Services LLC, a Colorado limited liability company (as Securityholder Representative) (the “Envigo Acquisition”).

WHEREAS, the Borrower desires to issue unsecured senior convertible notes in an amount of up to $150,000,000 pursuant to the terms of an Indenture by and among Borrower (as Issuer), BAS Evansville (as guarantor), and U.S. Bank National Association (as trustee) in  order to finance, in part, the Envigo Acquisition (the “Indenture”);

WHEREAS, (i) pursuant to Section 5.1(f) of the Agreement, subject to Bank’s written consent, the Borrower may and may permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness, and (ii) pursuant to Section 5.1(h) of the Agreement, subject to Bank’s consent, the Borrower may and may permit any Subsidiary to assume, guarantee or otherwise become liable as a guarantor or surety for the obligations of any Person. The Borrower has notified Bank of the intention of each of the Borrower and BAS Evansville to enter into the Indenture and to become liable for the indebtedness referenced therein, and the parties desire to acknowledge the Bank’s consent to such Indenture subject to the terms and conditions contained herein;

WHEREAS, the parties further desire to amend the Agreement to, among other things, modify certain definitions and other terms and provisions, all subject to the terms contained herein; and

NOW, THEREFORE, in consideration of the premises, and the mutual promises herein contained, the parties agree that the Agreement shall be, and it hereby is, amended as provided herein and the parties further agree as follows:

PART I.  CONSENT

The Bank acknowledges that it has received the notice of Borrower’s and BAS Evansville’s intent to enter into the Indenture and issue the relevant notes thereunder, and recognizes that, immediately following the consummation of the Indenture, the Borrower shall incur, and BAS Evansville shall guarantee, the relevant Indebtedness of the Borrower to the Holders (as such term is defined in the Indenture).  To the extent consent is required in connection with the execution and consummation of the Indenture, the Bank hereby consents to (i) the incurrence of the Indebtedness to the Holders by Borrower arising under the Indenture and the Borrower’s performance of its obligations under the Indenture, and (ii) the guarantee of the Indebtedness to the Holders arising under the Indenture by BAS Evansville; provided, however, that (i) $18,000,000 of the proceeds of the issuance of the notes under the Indenture shall be placed in a deposit account held with Bank and subject to a first priority lien and security interest in favor of Bank, and (ii) all remaining proceeds of the Indenture shall be used solely for the purpose of financing the Envigo Acquisition.

PART II.  AMENDATORY PROVISIONS

ARTICLE 1.   DEFINITIONS.

Section 1.1  Defined Terms.  Section 1.1 of the Agreement is hereby amended by adding the following new definitions:

“Fixed Charge Coverage Ratio”  means for the applicable Test Period, the ratio resulting from dividing (i) Adjusted EBITDA minus (a) Unfunded Capital Expenditures, minus (b) the aggregate amount of cash payments of income taxes for such Test Period by (ii) Fixed Charges for such Test Period; provided, however, that all obligations that are or would be characterized as operating lease obligations in accordance with GAAP prior to the effective date of FASB ASC 842 (whether or not such operating lease obligations were in effect as of such date) (the “Operating Lease GAAP Change”), shall continue to be accounted for as operating lease obligations (and not as Capital Lease Obligations) for purposes of calculation of the Fixed Charge Coverage Ratio regardless of the operation of FASB ASC 842 or any other GAAP change after the Closing Date that would otherwise require such obligations to be characterized or re-characterized (on a prospective or retroactive basis or otherwise) as Capital Lease Obligations.

“Second Amendment” shall mean that certain Second Amendment to Amended and Restated Credit Agreement dated as of September 21, 2021 by and between the Borrower and the Bank.

“Second Amendment Loan Documents” shall mean the Second Amendment, the that certain Reaffirmation of Guaranty in favor of Bank, that certain Deposit Account Pledge Agreement in favor of Bank, and all other Loan Documents evidencing or securing the Facilities delivered to the Bank in connection with the Second Amendment.

“Senior Funded Debt to Adjusted EBITDA Ratio” means, for the applicable Test Period, the ratio of (i) the sum of (a) all Indebtedness owed by the Borrower (including, but not limited to, short-term Indebtedness, long-term Indebtedness, and Capital Lease Obligations; provided, however, that all obligations that are or would be characterized as unsecured operating lease obligations in accordance with GAAP prior to the Operating Lease GAAP Change shall continue to be accounted for as operating lease obligations (and not as Capital Lease Obligations) for purposes of calculation of the Senior Funded Debt to Adjusted EBITDA Ratio regardless of the operation of FASB ASC 842 or any other GAAP change after the Closing Date that would otherwise require such obligations to be characterized or re-characterized (on a prospective or retroactive basis or otherwise) as Capital Lease Obligations); provided further, that the amount of Indebtedness for purposes of calculating the Senior Funded Debt to Adjusted EBITDA Ratio shall not include any Indebtedness incurred under the Indenture through the earlier of (I) a certain determination that the Envigo Acquisition shall not be consummated, or (II) March 31, 2022 minus (b) Unrestricted Cash up to $2,500,000, minus (c) Subordinated Debt to (ii) Adjusted EBITDA.

Schedule 4.10   Indebtedness.   Schedule 4.10 of the Agreement shall be amended by replacing Schedule 4.10 in its entirety with the Schedule 4.10 attached hereto as Exhibit “A”.

PART III.  CONTINUING EFFECT

Except as expressly modified herein:

(a)        All terms, conditions, representations, warranties and covenants contained in the Agreement shall remain the same and shall continue in full force and effect, interpreted, wherever possible, in a manner consistent with this Second Amendment; provided, however, in the event of any irreconcilable inconsistency, this Second Amendment shall control;

(b)        The representations and warranties contained in the Agreement shall survive this Second Amendment in their original form as continuing representations and warranties of Borrower; and

(c)        Capitalized terms used in this Second Amendment, and not specifically herein defined, shall have the meanings ascribed to them in the Agreement.

In consideration hereof, Borrower represents, warrants, covenants and agrees that:

(aa)      Each representation and warranty set forth in the Agreement, as hereby amended, remains true and correct as of the date hereof in all material respects, except to the extent that such representation and warranty is expressly intended to apply solely to an earlier date and except changes reflecting transactions permitted by the Agreement;

(bb)      There currently exist no offsets, counterclaims or defenses to the performance of the Obligations (such offsets, counterclaims or defenses, if any, being hereby expressly waived);

(cc)      Except as expressly waived in writing by Bank, there has not occurred any Default or Unmatured Default; and

(dd)      After giving effect to this Second Amendment and any transactions contemplated hereby, no Default or Unmatured Default is or will be occasioned hereby or thereby.

PART IV.  CONDITIONS PRECEDENT

Notwithstanding anything contained in this Second Amendment to the contrary, Bank shall have no obligation under this Second Amendment until each of the following conditions precedent have been fulfilled to the satisfaction of Bank:

(a)        Bank shall have received each of the following, in form and substance satisfactory to Bank:

(i)         The Second Amendment Loan Documents, each duly executed in the forms prescribed by Bank;

(ii)       Certified copies of Borrower’s and Subsidiaries’ articles of incorporation, articles of organization or certificate of formation, as applicable, and bylaws and operating agreement, as applicable, all as amended (or certification as to no change to the foregoing since the immediate prior delivery of same to the Bank), accompanied by a recent certificate of existence issued by the appropriate official of its respective place of organization, certificates of good standing from those states in which Borrower and Subsidiaries are qualified to do business and a certified copy of resolutions adopted by Borrower’s and Subsidiaries’ board of directors or managers, as applicable, authorizing this Second Amendment and the transactions contemplated hereby, and specifying the persons authorized to execute and deliver the Loan Documents;

(iii)      A Deposit Account Pledge Agreement duly executed by Borrower in form satisfactory to the Bank;

(iv)      A Reaffirmation of Guaranty duly executed by each Guarantor in form satisfactory to the Bank;

(v)       A fully executed copy of the Plan of Merger for the Envigo Acquisition;

(vi)      A fully executed copy of the Indenture;

(vii)     A fully executed copy of the commitment letter for the Borrower’s new proposed senior financing to be arranged by Jefferies LLC; and

(b)        Borrower shall have paid Bank a non-refundable amendment fee in the amount of $20,000.

PART V.  POST-CLOSING COVENANTS

Borrower hereby acknowledges and agrees that:

(a)        Immediately following any funding of the initial Indebtedness incurred in connection with the Indenture, Borrower shall deposit $18,000,000 of the proceeds of the Indenture subject to a first priority lien and security interest in favor of Bank; and

(b)        Within ninety (90) days following the earlier of (i) a certain determination that the Envigo Acquisition shall not be consummated, or (ii) March 31, 2022 Borrower shall repay in full all of its obligations due and owing in connection with the Indenture and shall cause termination of all commitments arising under the Indenture.

The Borrower hereby agrees that any failure of the Borrower to comply with the terms and conditions of the above post-closing requirements shall constitute an Event of Default under the Agreement, without any requirement for the giving of notice or the lapse of time.

PART VI.  EXPENSES AND FEES

Borrower shall reimburse Bank for all legal fees and other expenses.  Bank is hereby authorized to debit Borrower’s deposit account maintained at Bank for such legal fees and other fees and expenses.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Borrower and Bank have caused this Second Amendment to Amended and Restated Credit Agreement to be executed by their respective officers duly authorized as of the date first above written.

“BORROWER”

INOTIV, INC. (formerly known as Bioanalytical Systems, Inc.)

By:	/s/ Beth A. Taylor
Beth A. Taylor, Chief Financial Officer & Vice President-Finance

“BANK”

FIRST INTERNET BANK OF INDIANA

By:	/s/ Katrina McWilliams
Katrina McWilliams, Vice President

Exhibit “A”

Schedule 4.10

Indebtedness

1.   Indebtedness of Borrower owed to Phillip Bendele in the original principal amount of $750,000.

2.   Indebtedness of Borrower owed to Alison Bendele in the original principal amount of $750,000.

3.   Indebtedness of BASi Gaithersburg owed to Smithers Avanza Toxicology Services LLC, a Delaware limited liability company, in the original principal amount of $810,000.

4.   Indebtedness of Bronco Research owed to Pre-Clinical Research Services, Inc., a Colorado corporation, in the original principal amount of $800,000.

5.   Indebtedness of Borrower arising under the Indenture in the aggregate principal amount of up to $150,000,000.

A-1